EXHIBIT 10.1 Insurance, Brokerage and Related Consulting Service Agreement Executed by the Registrant on October 24, 2005



August 23, 2005

Louis Garcia , Principal
International Power Group, Ltd
225 Greenwich Ave
Stamford, CT 06902

Subject: Engagement of Services

Dear Lou:

We are pleased that International Power Group, Ltd ("you" or the "Client") has chosen Marsh USA Inc. ("Marsh" or "we") to be your insurance broker. We look forward to developing a mutually rewarding and long-standing relationship with you.

Our goal is to provide a level of service that assures your satisfaction. The first step in realizing this goal is to ensure that we share a mutual understanding of our relationship.

Services.

To this end, we would like to confirm that Marsh will act as your risk management advisor and consultant and insurance broker, as applicable, and shall provide you with the services set forth on Appendix A (the "Services") in accordance with the terms set forth herein. The additional services set forth in
Section 4 of Appendix A are available for additional compensation and subject to the negotiation of separate agreements.

Compensation.

Marsh shall be compensated for providing the Services to you as set forth on Appendix B.

If there is a significant change in your operations or exposures that affects the nature and scope of your insurance program and/or service needs, Marsh and you both agree to renegotiate Marsh's compensation in good faith as appropriate.

Term and Termination.

(a) The term of Marsh's engagement shall commence August 23, 2005 and shall terminate one (1) year thereafter (the "Service Year"). Notwithstanding the term, either party may terminate Marsh's engagement upon 90 days' prior written notice to the other party. In the event of termination, Marsh will assist you in arranging a smooth transition process, subject to receipt by Marsh of all amounts due Marsh from you. However, Marsh's obligation and the obligation of its affiliates (including, if applicable, Marsh's U.K. affiliates) to provide Services to you will cease upon the effective date of termination, unless otherwise agreed in writing.

(b) In the event of termination by you prior to expiration, Marsh's commission compensation set forth on Appendix B for the Service Year will be deemed fully earned at inception and Marsh's fee compensation set forth on Appendix B for the Service Year will be deemed earned in accordance with the following schedule, for Services performed through the termination date: 60% at commencement of the Service Year; 75% after four months; and 100% after seven months.

(c) In the event of a termination by Marsh prior to expiration, Marsh's annual compensation will be deemed earned on a pro-rata basis.


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Authorization.
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Marsh shall be authorized to represent and assist you in all discussions and transactions with insurers relating to the lines of insurance listed on Appendix A when acting as your insurance broker, provided that Marsh shall not place any insurance on behalf of you unless so authorized by you in writing. Notwithstanding the foregoing, at all times during the performance of Services under this letter Marsh shall be an independent contractor and shall not be an employee of Client.

Other Terms and Conditions.

The Standard Terms and Conditions set forth in Appendix C shall apply to the Services performed by Marsh under this letter.

Miscellaneous.

This letter, together with all appendices attached hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all written or oral prior agreements, understandings and negotiations with respect to such matters. Neither party shall have any liability for any failure or delay in performance of its obligations because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, earthquakes, acts of war or terrorism, civil disturbances, sabotage, accidents, unusually severe weather, governmental actions, power failures, computer/network viruses that are not preventable through generally available retail products, catastrophic hardware failures or attacks on its server.:

We appreciate your business and we look forward to working with you. If this agreement, services and compensation are acceptable to International Power Group, please have an authorized representative, if other than you, sign and date below, and return to me via fax at 404 995 3601.

If this letter of engagement is not acceptable, please let me know what changes are desired, by either redlining in revision mode this electronic document, or faxing your comments to me at the above number.

Sincerely,

 /s/ Christopher A. Duncan

Christopher A. Duncan
Senior Vice President

C: LoriAnn Lowery/Marsh NY


Accepted:

(Signature):__/s/ Jack Wagenti______________
              ----------------
Name, Title:_____Jack Wagenti, Secretary_____
                 -----------------------

Date:_October 24, 2005_________




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Appendix A
Scope of Services


         (1) Marsh will act as the Client's risk management advisor and consultant and insurance broker, as applicable, with respect to the following lines of insurance (effective dates noted in parenthesis):


(a) Investment "Wrap" Options in Project Financing (08/23/2005)
(b) Construction Insurance (08/23/2005)
(c) Other insurance placement as requested (08/23/2005)
(d) Risk financing advisory services in Waste to Energy & Water Facilities (08/23/2005)


         (2) As respects the lines of insurance in Section 1, above, Marsh shall provide the following services:

(a) Work with the Client to assess the Client's risk exposures;

(b) Work with the Client to design and develop the Client's insurance program;

(c) Assist with documentation and other steps to obtain commitments for and implement the Client's insurance program upon the Client's instructions;

(d) Keep the Client informed of significant changes and or trends in the insurance marketplace and provide the Client with annual information on market trends;

(e) Assist the Client in identifying insurers. Solicit quotes from insurers selected by the Client for the placement of Client's insurance program in accordance with the Client's instructions.

(f) Conduct a Renewal Strategy Meeting in advance of each placement.

(g) Negotiate on the Client's behalf with insurers and keep the Client informed of significant developments in the negotiations;

(h) Assist the Client with the evaluation of options received from the insurance market;

(i) Use best efforts to place insurance on behalf of the Client as directed by the Client and secure the Client's approval prior to requesting insurers to bind coverage;

(j) Follow up with insurance carriers for timely issuance of policies and endorsements;


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(k) Promptly respond to Client's questions related to coverage placed by Marsh or the placement process;

(l) Deliver binders on or before the effective date of coverage being placed, subject to placement;

(m) Process or facilitate the processing and delivery of certificates or memoranda of insurance and auto identification cards with respect to insurance policies placed by Marsh, as requested by the Client;

(n) Review policies and endorsements for conformity to agreed terms and coverages;

(o) Provide coverage summaries for all new placements and updates on changes to existing policies;

(p) Review premium and exposure audits, rating adjustments, dividend calculations and loss data;

(q) Assist the Client in establishing claims reporting procedures to insurers,

(r) Monitor published financial information of the Client's current insurers and alert the Client when the status of one or more of such insurers falls below Marsh's minimum financial guidelines. Insurers with whom the Client's risks have been placed will be deemed acceptable to the Client, in the absence of contrary instructions from the Client;

(s) Provide the Client with detailed invoices, except in the case of direct billing by insurers. Remit premiums to insurers and taxes and fees to the relevant authorities on a timely basis, following receipt thereof from the Client.

(t) Investment financing risk analysis and risk financing alternative development for wrap product development of waste to energy and water facilities being developed by International Power Group, Ltd, in various locations worldwide.

Sections 2(e), (g), (i), (j), (l), (m) and (s) will only apply with respect to placements for which Marsh is acting as the Client's insurance broker.


         3. Whenever the Marsh client executive is informed in writing by the Client that a claim has been notified to the primary carrier, Marsh will notify all applicable excess carriers of the claim, unless the Client gives the Marsh client executive contrary instructions in writing, provided that Marsh has placed the applicable excess policies or the Marsh client executive has received written notice from the Client of the applicable carrier and policies. If Marsh is instructed not to provide notice to any excess carrier, Marsh shall have no responsibility for any consequences arising out of the failure to give notice.



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         4.        Additional Services are available for separate compensation and shall be agreed upon in advance and addressed by separate agreement (in certain cases with affiliates of Marsh). Such additional services include, but are not limited to:


                  o Actuarial analysis of Workers' Compensation, General
                    Liability, and Automobile Liability claims, or other lines of insurance;
                  o Consulting relating to workers' compensation cost
                    containment, including behavioral risk management, absence management, cumulative injury management, financial diagnostics and custom cost containment solutions;
                  o Business interruption and other claim valuation services offered by Kroll's Forensic Accounting practice;
                  o Environmental risk consulting services;
                  o Operations and assets consulting services, including
                    business continuity management, supply chain risk management, loss control and engineering support services and strategic risk assessments;
                  o Claims services other than those specified in Section 2
                    above, including catastrophic claims support, mass tort claims support, claims management services, special claims advocacy services and archival research;
                  o Services in connection with loss portfolio transfers and alternative risk financing, including placements made in connection with such services;
                  o Captive insurance company feasibility studies;
                  o Establishment and administration of captive insurers;

         >>Placement of non-recurring insurance, including, but not limited to:
         >>"one-time" placements for construction projects,
         >>"one-time" placements for marine/cargo risks,
         >>"one-time" placements for surety,
         >>Placements for specific financial risks, such as trade credit, >>Placements involving significant quantitative or actuarial analysis or modeling,
         >>Placement of risks with financial institutions other than insurance carriers, and
         >>Placements of risks not customarily accepted by insurers;
               o Employee benefits services;
               o Pension plan consulting;
               o Compensation consulting;
               o Executive deferred compensation services;
               o Risk management claims information systems, including STARS and
                 TrendTracker software programs, and related services;
               o Enterprise Risk Management consulting;
               o Strategic Risk Assessment;
               o Provision of Marsh personnel on an out-sourced basis;
               o Intellectual Property Consulting;
               o Security Consulting;



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               o Insurance-related mergers and acquisition due diligence
                 services and transactional solutions;
               o Placement and servicing of owner controlled insurance programs;
                 and
               o Interactive on-line client services.
















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Appendix B
                      Compensation

                      For all lines of insurance coverage listed on Appendix A,
                      Section 1 except those listed below (the "Fee Coverages"), Marsh will deliver the Services to the Client for an annual fee of $10,000.00.

                      The annual fee shall be paid by the Client on August 23, 2005.

                      Prior to each placement by Marsh for the Client, Marsh shall disclose to the Client and obtain the Client's approval of any commissions to be collected by Marsh or its affiliates with respect to such placement. Marsh shall credit any retail commissions collected by Marsh or its affiliates with respect to the Fee Coverages against remaining installments of the annual fee (except as provided below) and, to the extent in excess of the remaining installments, refund previously paid installments of the annual fee. In the event such retail commissions for a Service year exceed the annual fee for that year, then excess retail commissions shall be returned to the Client if permitted by law. Otherwise, excess retail commissions shall be carried forward and applied against Marsh's annual compensation for subsequent years if permitted by law. Any wholesale commissions collected by Marsh or its affiliates will not be credited against the annual fee.

                      As respects the following lines of insurance coverage,

(a) Investment "Wrap" Options in Project Financing
(b) Construction Insurance
(c) Other insurance placement as requested

Other insurance placement as requested

Marsh shall be compensated for providing the Services to the Client through retail and wholesale commissions received from insurance companies. Prior to each placement by Marsh for the Client, Marsh shall disclose to the Client and obtain the Client's approval of any commissions to be collected by Marsh or its affiliates with respect to such placement.

In addition to the compensation set forth above, Marsh's foreign offices and affiliates shall be entitled to receive commissions on foreign local placements made on behalf of the Client or its foreign subsidiaries, which shall be in addition to and not be credited against the annual fee. Marsh shall disclose to the Client and obtain the Client's approval of such commissions prior to placement. Marsh may make such disclosure to and obtain such approval from the Client's local operating management.

In the event (i) the Client elects to obtain insurance for a particular line of coverage from a foreign insurer and that insurer is domiciled in a country not part of the Client's insurance program with respect to such line of coverage as of the commencement date of Marsh's engagement under this letter and (ii) the


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resources and services of a foreign Marsh affiliate are necessary or appropriate for such placement, Marsh and the Client shall negotiate additional compensation for such services and/or modification to Marsh's compensation in good faith.

Any commissions collected by Marsh or its affiliates shall be considered fully earned at the time of placement, including if an insurance policy placed by Marsh or its affiliates for the Client or its foreign subsidiaries is terminated by the Client or its foreign subsidiaries prior to expiration unless such policy is replaced by another policy placed by Marsh or its affiliates for the Client or its foreign subsidiaries during the term of Marsh's engagement under this letter.












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Appendix C

Standard Terms and Conditions


These Standard Terms and Conditions are part of the attached engagement letter between International Power Group, Ltd (the "Client") and Marsh USA Inc. ("Marsh").

Taxes and Fees.

In certain cases, insurance placements that Marsh makes on the Client's behalf may require the payment of insurance premium taxes (including U.S. federal excise taxes), sales taxes, use taxes, surplus or excess lines and similar taxes and/or fees to federal, state or foreign regulators, boards or associations. The Client agrees to pay such taxes and fees, whenever assessed. To the extent practical, such taxes and fees will be identified by Marsh on invoices covering such placements. Any such taxes and fees collected by Marsh will be promptly remitted by Marsh to the appropriate authorities.

Client Responsibilities.

The Client shall be solely responsible for the accuracy and completeness of information and other documents furnished to Marsh and/or insurers by the Client and the Client shall sign any required application for insurance. The Client recognizes and agrees that all insurance coverages placed in connection with this engagement letter and all Services, evaluations, reports and recommendations provided by Marsh hereunder are based on data and information furnished by the Client. Marsh will be under no obligation to investigate or verify the completeness or accuracy of any such data or information, nor will Marsh have any liability for any errors, deficiencies or omissions in any Services, evaluations, reports or recommendations provided to, or any insurance coverages placed on behalf of, the Client that are based on such inaccurate or incomplete data or information. The Client understands that the failure to provide all necessary information to an insurer, whether intentional or by error, could result in the impairment or voiding of coverage.

The Client will review all policies, endorsements and program agreements delivered to it by Marsh and will advise Marsh of anything which the Client believes is not in accordance with the negotiated coverage and terms within thirty days following receipt.

Intermediates.

When in Marsh's professional judgment it is necessary or appropriate and subject to the Client's prior approval, Marsh may utilize the services of other intermediates, including wholesale brokers, to assist in the marketing of the Client's insurance. Such intermediates may be affiliates of Marsh


Wholesale brokers may represent insurers or act as managing general agents. Prior to utilizing a wholesale broker in connection with a placement for the Client, Marsh shall disclose to the Client the compensation received or to be


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received by Marsh and its affiliates in connection with the wholesale placement, any interests of Marsh and its affiliates in the wholesale broker, any contractual agreements between Marsh and its affiliates, on the one hand, and the wholesale broker, on the other, and alternatives to using the wholesale broker.

Marsh shall disclose to the Client the compensation of any Marsh affiliated intermediaries utilized in connection with the Client's placements, and obtain the Client's consent to such compensation, prior to the binding of coverage. Marsh shall disclose to the Client the compensation of any non-Marsh affiliated intermediaries utilized in connection with the Client's placements to the extent known by Marsh.

Other Revenue.

If the Client requests assistance with obtaining premium financing in connection with the Client's placements and Marsh provides such assistance, Marsh may receive compensation from the finance company that provides premium financing to the Client. Marsh shall provide to the Client information relating to Marsh's and its affiliates' arrangements with and interests in the premium finance companies to be considered by the Client and the compensation that Marsh and its affiliates would receive from finance companies with respect to the Client's placements.

Marsh earns and retains interest income on premium payments held by Marsh on behalf of insurers during the period between receipt of such payments from clients and the time such payments are remitted to the applicable insurer, where permitted by applicable law. Marsh will advise the Client annually of the aggregate income Marsh earns on the investment of funds held for all insurers for all clients.

Confidentiality.

Confidential Information.The Client may provide Marsh with certain proprietary and confidential information ("Confidential Information") in connection with the Services provided by Marsh under Marsh's engagement under this letter. Neither Marsh nor any of its employees or agents directly or indirectly shall disclose to any third party or use any Confidential Information furnished by or on behalf of Client for any purpose except in furtherance of the Services and in furtherance of other insurance brokerage, risk consulting, risk financing, risk transfer, employees benefits or other insurance-related services rendered by Marsh to Client, which may include in the normal course of business the release to insurers and other financial institutions of Confidential Information relevant to the underwriting and/or evaluation of Client's risks and the processing of its claims, provided that such insurers and financial institutions are informed of the confidential nature of such information. Marsh shall take all steps reasonably required to maintain the confidentiality of Confidential Information in Marsh's possession. The transmission of Confidential Information via electronic data transmission networks which provide for the security of users' data shall be deemed consistent with Marsh's obligations hereunder unless such use is contrary to Client's express instructions.

Exceptions.
The restrictions and agreements set forth above shall not apply to any

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Confidential Information: (i) which at the time disclosed to or obtained by
Marsh is in the public domain; (ii) which becomes part of the public domain through no act, omission or fault of Marsh; (iii) which Marsh's records demonstrate was developed independently by Marsh or was received by Marsh from a third party which Marsh had no reason to believe had any confidentiality or fiduciary obligation to the Client with respect to such information; (iv) which is required to be disclosed by law, including, without limitation, pursuant to the terms of a subpoena or other similar document; provided, however, Marsh shall, to the extent practical, give prior timely notice of such disclosure to the Client to permit the Client to seek a protective order, and, absent the entry of such protective order, Marsh shall disclose only such Confidential Information that Marsh is advised by its counsel must be disclosed by law; or
(v) following the lapse of two years after disclosure of such information to Marsh.

Return of Confidential Information.

As between the Client and Marsh, Confidential Information shall be the sole and exclusive property of the Client. Upon the Client's request, all documents and records in Marsh's possession containing Confidential Information shall be returned to the Client; provided, however, that Marsh may retain copies of documents that may contain Confidential Information which are necessary for the conduct and proper record keeping of Marsh's business in accordance with standard operating procedures or applicable law.

Remedy.
It is understood and agreed that money damages would not be a sufficient remedy for any breach of these confidentiality provisions and the Client shall be entitled to injunctive relief as a remedy for such breach, without prejudice to any other rights or remedies available to the Client under applicable law.

Record Retention.

Files (other than core documents, as defined in Marsh's record retention policy, including insurance policies, which are permanently retained) will not be retained for more than five years after the expiration of a particular policy's term.

Disclaimers; Limitation of Liability.

Marsh does not speak for any insurer, is not bound to utilize any particular insurer and does not have the authority to make binding commitments on behalf of any insurer, except under special circumstance which Marsh shall always endeavor to make known to the Client. Marsh shall not be responsible for the solvency of any insurer or its ability or willingness to pay claims, return premiums or other financial obligations. Marsh does not guarantee or make any representation or warranty that insurance can be placed on terms acceptable to the Client.


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If Marsh has taken over any existing program or policies implemented by another broker, Marsh will not assume any responsibility for the adequacy or effectiveness of those programs or policies or any acts or omissions occurring prior to Marsh's engagement. Within 45 days, Marsh will have completed a review of such programs and policies and will make recommendations it believes are necessary.


Any loss control services and/or surveys performed by Marsh under Marsh's engagement under this letter are advisory in nature. Such services are limited in scope and do not constitute a safety inspection as provided by a safety engineering service. Marsh does not claim to find or include every loss potential, hazard, statutory or code violation or violation of good practice. All surveys and reports are based upon conditions observed and information supplied by the Client. Marsh does not expressly or impliedly guarantee or warrant in any way the safety of any site or operation or that the Client or any of its sites or operations is in compliance with federal, state or local laws, codes, statutes, ordinances or recommendations. In any event, Marsh's liability if any, relating to or arising out of loss control services performed by it for the Client shall not exceed the total compensation paid to Marsh under the engagement letter to which this Appendix is attached.


























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